Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Ever-Glory International Group, Inc.

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated March 10, 2008 with respect to our audit of financial statements of by Ever-Glory International Group, Inc. and Subsidiaries at December 31, 2007 and related statements of income, shareholders’ equity, and cash flows for the year ended December 31, 2007, and to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP
Moore Stephens Wurth Frazer and Torbet, LLP
Walnut, California May 28, 2008